Exhibit (d)(4)

Execution Copy — Simon Beresford-Wylie

TENDER AGREEMENT

This TENDER AGREEMENT, dated as of 29 June, 2012 (this “Agreement”), is among Melrose PLC, a public limited company incorporated under the laws of the United Kingdom and registered in England and Wales (“Melrose”) and Simon Beresford-Wylie (the “Security Holder”).

WHEREAS, as of the date hereof, the Security Holder is the record or “beneficial holder” (as defined under Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) of the number of (i) ordinary shares, nominal value €1 per share (collectively the “Shares” and each a “Share”) of Elster Group SE, a one-tier European stock corporation incorporated under the laws of the Federal Republic of Germany and registered in the commercial register of the local court of Essen, Germany, under HRB 22030 (the “Company”) or (ii) American Depositary Shares (collectively the “ADSs” and each an “ADS”) issued in respect of the Shares, each American Depositary Share representing one-fourth of one Share, in each case as set forth opposite the Security Holder’s name in Schedule I hereto (all such Shares and ADSs, whether restricted or unrestricted, together with any Shares or ADSs acquired by the Security Holder after the date hereof, collectively referred to as the “Subject Securities and each as a “Subject Security”);

WHEREAS, Melrose will commence (within the meaning of Rule 14d-2 under the Exchange Act), either itself or through a wholly-owned subsidiary incorporated under the laws of the Federal Republic of Germany in the legal form of either a stock corporation (Aktiengesellschaft) or a limited liability company (Gesellschaft mit beschränkter Haftung) (the “Tender Subsidiary”), a tender offer (the “Offer”) to purchase all of the issued and outstanding Shares and ADSs at an offer price in the amount of at least US$82.00 per Share in cash or at least US$20.50 per ADS in cash (as applicable, the “Offer Price”), and otherwise in accordance with the provisions set out in this Agreement; and

WHEREAS, as a condition to its willingness to commence (or cause to be commenced) the Offer, Melrose has requested that the Security Holder enter into this Agreement, and the Security Holder has agreed to do so in order to induce Melrose to commence or cause to be commenced the Offer for the Offer Price.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
Irrevocable Agreement to Commence the Offer and to Tender

Section 1.1            Irrevocable Agreement to commence the Offer. Melrose hereby irrevocably agrees that as soon as reasonably practicable and in any event no later than ten (10) business days in New York after the execution of the Investment Agreement (the “Commencement Date”), it will, or will procure that the Tender Subsidiary will, commence the Offer in accordance with applicable law, this Agreement and the Investment Agreement, provided that Melrose shall not be obliged to commence the Tender Offer if the Investment Agreement is terminated prior to such date in accordance with its terms.

Section 1.2            Irrevocable Agreement to Tender.  Subject to Melrose having fully complied with its obligations hereunder and provided that a Superior Offer has not been publicly proposed, the Security Holder hereby irrevocably agrees to validly tender into the Offer, in accordance with all requirements of the Offer, all of the Subject Securities owned (either through record or beneficial ownership) by the Security Holder on or prior to the first scheduled expiration date of the Offer (the “First Tender Date” and each subsequent expiration date of the Offer, a “Tender Date”), free and clear of all claims, liens, encumbrances and/or security interests of any nature whatsoever. If the Security Holder acquires, receives, obtains or is awarded any Subject Securities after the First Tender Date (including during any extension of the Offer or during any subsequent offering period, if any), the Security Holder shall tender into the Offer such Subject Securities within one (1) NYSE trading day following the date that the Security Holder acquires, receives, obtains or is awarded such Subject Securities. For the avoidance of doubt, the Security Holder shall retain title to the Subject Securities owned (either through record or beneficial ownership) by it until the paying agent retained by Melrose in connection with the Offer (the “Paying Agent”) has received the funds required to purchase all Shares or ADS accepted for payment by Melrose or the Tender Subsidiary, as the case may be, and the Security Holder has received the consideration due and payable by Melrose or the Tender Subsidiary, as the case may be, for the purchase of the Subject Securities owned by the Security Holder.

Section 1.3            Withdrawal Rights.  The Security Holder agrees that once the Subject Securities are tendered into the Offer, the Security Holder shall not withdraw the tender of such Subject Securities unless either (i) this Agreement is terminated pursuant to Section 5 below; (ii) a Superior Offer and/or a Subsequent Superior Offer is publicly proposed; or (iii) the Offer expires without Melrose or the Tender Subsidiary, as the case may be, accepting for payment any Shares or ADSs validly tendered and not properly withdrawn, and in any such case Melrose shall (or shall cause the Tender Subsidiary to), immediately upon the Security Holder’s request, return all of the Subject Securities to the Security Holder as set out in Section 5.2 below in more detail.

For the purposes of this Agreement, “Superior Offer” means a competing tender offer to purchase all of the issued and outstanding Shares and ADSs, the offer price of which exceeds the Offer Price and/or which is approved by the Administrative Board of Elster as being a superior offer for the purposes of the Investment Agreement.

For the purposes of this Agreement, “Subsequent Superior Offer” means a competing tender offer to purchase all of the issued and outstanding Shares and ADSs, the offer price of which exceeds the Offer Price and/or which is approved by the Administrative Board of Elster as being a superior offer for the purposes of the Investment Agreement and which is announced after the Superior Offer.

Section 1.4            Superior Offer. If (a) Melrose or the Tender Subsidiary, as the case may be, provides notice to the Security Holder that it has accepted for payment all Shares and ADSs validly tendered into and not withdrawn from the Offer, and (b) each of a Superior Offer and any Subsequent Superior Offer has either been not commenced or, if commenced, has been terminated or withdrawn or has lapsed, in each at any time prior to 24 October 2012, the Security Holder shall either (a) if permitted by SEC rules at that time sell the Subject Securities immediately to the Tender Subsidiary for cash at the Offer Price with good and valid title free from encumbrances, or (b) if announced, validly tender and not withdraw the Subject Securities into any subsequent offering period that may be provided for by the Tender Subsidiary before the expiration date of such subsequent offering period.

ARTICLE II
Representations and Warranties of the Security Holder

The Security Holder hereby represents and warrants to Melrose by way of an independent promise of guarantee within the meaning of section 311 para (1) of the German Civil Code (Bürgerliches Gesetzbuch, “BGB”) (in each case as to the Security Holder and as to the Subject Securities held by the Security Holder) as follows:

Section 2.1.           Authority. The Security Holder has all necessary legal capacity, power, and authority to execute this Agreement and to consummate the transactions contemplated by this Agreement. Assuming the due authorization and execution of this Agreement by Melrose, this Agreement constitutes a legal, valid, and binding obligation of the Security Holder, enforceable against the Security Holder in accordance with its terms.

Section 2.2.           Ownership of Subject Securities; Total Subject Securities. As of the date hereof, the Security Holder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good title to, the Subject Securities listed in Schedule I hereto, free and clear of all claims, liens, encumbrances and/or security interests of any nature whatsoever (including any restriction on the right to vote or otherwise transfer such Subject Securities), except as provided hereunder or pursuant to any applicable restrictions on transfer under the U.S. Securities Act of 1933, as amended. As of the date hereof, the Security Holder does not own, beneficially or otherwise, any Subject Securities or other securities of Elster other than as set forth in Schedule I hereto.

ARTICLE III
Representations and Warranties of Melrose

Melrose hereby represents and warrants to the Security Holder by way of an independent promise of guarantee within the meaning of section 311 para (1) BGB as follows:

Section 3.1.           Organization. Melrose is a public limited company incorporated under the laws of the United Kingdom and registered in England and Wales and is validly existing and in good standing under the laws of the United Kingdom. The Tender Subsidiary is or, as the case may be, will be at the point in time when the Offer is commenced, either a stock corporation (Aktiengesellschaft) or a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany and is, or as the case may be, will be at the point in time when the Offer is announced, validly existing and in good standing under the law of that jurisdiction.

Section 3.2.           Corporate Authorization; Validity of Agreement; Necessary Action. Melrose has the corporate power and authority to execute this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Melrose and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Melrose, and, assuming the due authorization, execution and delivery thereof by the Security Holder, constitutes a valid and legally binding agreement of Melrose enforceable against Melrose in accordance with its terms.

Section 3.3.           Consents and Approvals; No Violation. (i) Except for regulatory approvals that Melrose will need to receive in connection with its acquisition of Elster as will be specified in the Tender Offer Statement in Schedule TO (including, without limitation, filings as may be required under applicable securities laws), no filing with, and no permit, authorization, consent, or approval of, any governmental entity is necessary for the execution of this Agreement by Melrose and the consummation by Melrose and / or the Tender Subsidiary, as the case may be, of the transactions contemplated by this Agreement, and (ii) none of the execution and delivery of this Agreement by Melrose, the consummation by Melrose of the transactions contemplated by this Agreement or compliance by Melrose with any of the provisions of this Agreement shall (A) conflict with or result in any breach of the organizational documents of Melrose, (B) result in a material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which Melrose is a party, or (C) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to Melrose, except in each case under clauses (A), (B) or (C), where the absence of filing or authorization, conflict, violation, breach, or default would not materially impair or materially adversely affect the ability of Melrose to perform its obligations hereunder.

ARTICLE IV
Covenants of the Security Holder

The Security Holder covenants and agrees as follows:

Section 4.1.           Restriction on Transfer, Proxies, and Non-Interference. Except as contemplated by this Agreement, during the period beginning from the execution and delivery by the parties of this Agreement until the termination of this Agreement in accordance with Section 5 below, the Security Holder shall not (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of (each, a “Transfer”), or enter into any contract, option, or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any or all of the Security Holder’s Subject Securities or any other securities of Elster or any interest therein to any person, other than pursuant to the Offer or a Superior Offer; (ii) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of the Security Holder’s Subject Securities that could reasonably be expected to impede, interfere with or prevent the Offer or the acquisition by Melrose of any securities of Elster by any means other than in the context of a Superior Offer; or (iii) take any action that would make any representation or warranty of the Security Holder contained in this Agreement to be untrue or incorrect in any material respect or that would reasonably be expected to have the effect of preventing or disabling or materially delaying the Security Holder from performing the Security Holder’s obligations under this Agreement.

Section 4.2.           Stop Transfer; Changes in Subject Securities. The Security Holder agrees with, and covenants to, Melrose that (i) it shall procure that this Agreement shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including, without limitation, the Security Holder’s successors or assigns and (ii) the Security Holder shall not request that Elster register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Security Holder’s Subject Securities, unless such transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Subject Securities, the transferor shall remain liable for the performance of all of the obligations of the Security Holder under this Agreement.

Section 4.3.           Documentation and Information. The Security Holder (i) consents to and authorizes the publication and disclosure by Melrose and its affiliates of its identity and holding of the Security Holder’s Subject Securities and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required by the U.S. Securities and Exchange Commission or other governmental entity, the Schedule TO and related Offer documents, or any other disclosure document in connection with the Offer or any of the other transactions contemplated by the Schedule TO or this Agreement, and (ii) agrees as promptly as practicable to give to Melrose any information it may reasonably require for the preparation of any such disclosure documents, in each case to the extent required by applicable securities law or as otherwise reasonably required for the commencement or consummation of the Offer. The Security Holder agrees to promptly notify Melrose of any required corrections with respect to the written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect. Melrose shall notify the Security Holder in writing and without undue delay of the information provided by the Security Holder in any such disclosure document, citing the specific language used in any such disclosure document, in respect of which the notification obligations in the foregoing sentence are to apply and the obligations in the foregoing sentence shall only apply to the language so notified.

Section 4.4.           Stock Dividends, etc. In the event of a stock split, stock dividend or distribution undertaken by Elster, or any change in any of the Subject Securities by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Subject Securities” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

ARTICLE V
Termination

Section 5.1            Termination Rights.  This Agreement may be terminated by the Security Holder by giving written notice to Melrose (the “Termination Notice”) if (a) Melrose (or the Tender Subsidiary, as the case may be) has (i) not commenced the Offer by 5:30 p.m. New York City time on the date which is ten (10) business days in New York from the date of execution of the Investment Agreement, (ii) not accepted for payment all ADSs and Shares validly tendered and not properly withdrawn pursuant to the Offer by 5:30 p.m. New York City time on 31 August 2012 (the “Outside Date”) or (iii) has not made available to the Paying Agent the funds required to purchase all Shares or ADS accepted for payment by Melrose or the Tender Subsidiary, as the case may be, by 5:30 p.m. New York City time on the fourth business day after the Outside Date or (iv) reduced the Offer Price, or (b) the Investment Agreement is terminated pursuant to its terms, provided, however, that (A) the right to terminate this Agreement pursuant to this Section 5.1 shall not be available if a breach of any provision of this Agreement by the Security Holder causes the failure of the Offer to be commenced or consummated by the applicable time and (B) if on the Outside Date, any of the regulatory conditions to the Offer have not been fulfilled, then the Outside Date will, without any action on the part of the parties hereto, be extended to the earlier of the fourth business day after the next Tender Date or 31 October, 2012, and such date will become the Outside Date for purposes of this Agreement (but, for the avoidance of doubt, without any further extension should at such date any of the regulatory conditions to the Offer still not have been fulfilled).

Section 5.2            Effects of Termination.  In the event of termination of this Agreement pursuant to this Section 5, this Agreement shall be of no further force and effect, with no liability on the part of any party to the other except with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. Melrose shall (or shall cause the Tender Subsidiary to, as the case may be), as promptly as practicable (and in any event not less than two (2) business days following receipt of the Termination Notice by Melrose), instruct the Paying Agent or other depository for the Tender Offer, as the case may be, to deliver all Subject Securities owned by the Security Holder having delivered a Termination Notice in accordance with Section 5.1 above to the Security Holder, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims of any nature, with any and all costs, expenses and other charges associated with such delivery to the Security Holder to be borne by Melrose. Melrose hereby agrees (and shall cause the Tender Subsidiary) to execute and deliver such further documents, agreements and instruments, and to take such other additional action, as may be reasonably necessary or desirable for the implementation of the delivery of the Subject Securities to the Security Holder as contemplated by this Section 5.2.

ARTICLE VI
Miscellaneous

Section 6.1.           Governing Law; Jurisdiction.  This Agreement is to be governed by, construed and enforced in accordance with the laws of the Federal Republic of Germany without giving effect to its conflict of laws principles or rules. All disputes arising in connection with this Agreement or its validity shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration (DIS) without recourse to the ordinary courts of law, except that each party shall be entitled to apply for injunctive relief to the competent state courts in Frankfurt/Main. The place of arbitration is Frankfurt/Main. The number of arbitrators is three. The language of the arbitral proceedings is English.

Section 6.2.           Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided, however, that Melrose may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to the Tender Subsidiary of Melrose, but no such assignment shall relieve Melrose from its obligations under this Agreement. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 6.3.           Amendments, Waivers, etc. Neither this Agreement nor any term hereof may be amended other than by an instrument in writing signed by Melrose and the Security Holder. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought, except that this Agreement may be terminated as set forth in Section 5.

Section 6.4.           Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered either personally, by electronic mail or by overnight courier (providing proof of delivery) to the parties at the known addresses or such other address or email address as such party may hereafter specify by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received (if sent by electronic mail) at the time of receipt or (if sent by overnight courier) on the date of receipt by the recipient thereof if received prior to 5:00 p.m. CET in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 6.5.           Expenses. Except as otherwise agreed in writing, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 6.6.           Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.7.           Severability. Should a provision of this Agreement, or a provision later on included in this Agreement be or become invalid or null and void or inoperative as a whole or in part, or should a gap in this Agreement become evident, this does not affect the validity of the remaining provisions or parts thereof. The invalid or null and void or inoperative provision is replaced, or the gap shall be filled, as the case may be, with effect ex tunc by such valid regulation which in legal and economic terms comes closest to what the parties intended or would have intended in accordance with the purpose of this Agreement.

Section 6.8.           Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 6.9.           Further Assurances. From time to time at the request of the respective other party or parties, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

Section 6.10.         Section Headings. The article and section headings used in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.11.         Public Announcements. No party shall issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement, except any such release or statement as such party determines in good faith, to be required by applicable law or by a Court or any applicable securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated. In addition Melrose may make any such release or statement in connection with the Tender Offer or Melrose’s equity funding raising as may be necessary in the reasonable opinion of Melrose and its financial advisors for the purposes of such transactions.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MELROSE PLC

By:	/s/ Geoffrey Martin
Name: Geoffrey Martin
Title: Director

[Signature Page to Tender Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Simon Beresford-Wylie

By:	/s/ Simon Beresford-Wylie
Name: Simon Beresford-Wylie

[Signature Page to Tender Agreement]

Schedule I to Tender Agreement

Number of Subject Securities	Type of Subject Securities (Shares or ADSs)
614,996	ADS